EXHIBIT 99.1

  Financial Corporation

AAMES FINANCIAL CORPORATION
Declared Cash Dividend on Series B, Series C and Series D Convertible Preferred Stock
Reported September 2003 quarter net income of $28.7 million
Recorded quarterly mortgage loan production of $1.5 billion

        Los Angeles, California, November 20, 2003 – Aames Financial Corporation (NASD OTC Bulletin Board: “AMSF”), a leader in subprime mortgage lending, today declared a cash dividend on its Series B Convertible Preferred Stock, Series C Convertible Preferred Stock, and Series D Convertible Preferred Stock (together, “the Preferred Stock”) to be paid in two payments in December of this year. The Company’s Board of Directors declared a cash dividend on its Preferred Stock in an amount totaling approximately $56.0 million, payable on December 23, 2003 to stockholders of record on December 8, 2003. This dividend will be calculated based upon the dividend rate on the stated value of the Preferred Stock accrued from the issuance date of the shares to December 23, 2003. The Company’s Board of Directors also declared a cash dividend on the Preferred Stock for the quarter ended December 31, 2003, in an amount totaling approximately $3.0 million, payable December 31, 2003 to stockholders of record on December 15, 2003. The December quarter dividend will be calculated based upon the dividend rate on the stated value of the shares accrued from October 1, 2003 through December 31, 2003. The Company has received all necessary waivers from lenders permitting the Company to pay this cash dividend on its Preferred Stock.

        Mr. A. Jay Meyerson, Aames’s Chief Executive Officer, stated, “Paying a dividend on the preferred stock is a major milestone for the Company, and fulfills a commitment made to our preferred stockholders and eliminates another significant liability on our balance sheet. The Company’s continued improved operating performance, combined with our recent calls of securitization trusts, has generated sufficient cash to pay this dividend.”

Summary of Financial Results for the Three Months Ended September 30, 2003

        On November 14, 2003, the Company filed with the United States Securities and Exchange Commission a Form 10-Q for the quarter ended September 30, 2003, in which the Company reported net income for the three months ended September 30, 2003 of $28.7 million, which included an $18.2 million income tax benefit. The income tax benefit recognized during the September quarter is due to the utilization of a portion of the Company’s available net operating loss carryforward. During the three months ended September 30, 2003, basic and diluted net income to common stockholders were $25.2 million and $29.5 million, respectively, resulting in basic and diluted net income per common share of $3.66 and $0.28, respectively. In comparison, net income during the three months ended September 30, 2002 was $9.9 million. During the three months ended September 30, 2002, basic and diluted net income to common stockholders were $6.1 million and $11.5 million, respectively, resulting in basic and diluted net income per common share of $0.94 and $0.12, respectively.

        Mr. Meyerson stated, “I am pleased to report that the Company continues to improve its operating performance in fiscal 2004. The Company experienced continued growth in its mortgage loan production, with record total loan originations of $1.5 billion during the three months ended September 30, 2003, an increase of $343.9 million, or 29.8%, over the $1.2 billion of total loan production during the June 2003 quarter, and an increase of $528.3 million, or 54.5%, over the $969.2 million of total loan production during the September 2002 quarter.”

        On November 12, 2003, the Company called six securitization trusts with an unpaid principal balance of $274.8 million of mortgage loans ($290.3 million at September 30, 2003). The Company simultaneously sold $265.8 million of mortgage loans from the six trusts. As a result calling these six securitization trusts, the Company received $78.4 million on November 17, 2003, and partially repaid the financing facility secured by its residual interests and certain of its servicing advances by $34.5 million.

        Ronald J. Nicolas, Jr., the Company’s Chief Financial Officer stated, “The Company used the cash received from calling these securitization trusts to further reduce our non-revolving debt and pay the dividend to our preferred stockholders. In addition, by calling these six trusts, we also reduced our residual interests by approximately $60.0 million, thereby reducing our exposure to balance sheet risk associated with our residual interests.”

   Revenue

        During the three months ended September 30, 2003 total revenue was $73.2 million, an increase of $5.8 million, or 8.6%, over the $67.4 million of total revenue reported during the same three month period a year ago. The increase in total revenue was primarily attributable to an $8.0 million, or 25.4%, increase to $39.5 million in gain on sale of loans during the three months ended September 30, 2003 over the $31.5 million in gain on sale of loans reported during the three months ended September 30, 2002. To a lesser extent, the increase in total revenues during the three months ended September 30, 2003 over the same 2002 period was due to a $3.0 million increase to $16.4 million over $13.4 million in origination fee income which, in turn, was due to the increase in mortgage loan production during the fiscal 2003 quarter. The increase in gain on sale is attributable to the $265.5 million, or 28.8%, increase to $1.2 billion during the three months ended September 30, 2003 in the total amount of loans sold over the $920.7 million of total loan sales during the three months ended September 30, 2002. Partially offsetting the increases in gain on sale and origination fees were declines in interest income, and loan servicing revenue of $3.3 million and $0.8 million, respectively, to $15.3 million, and $2.0 million, respectively, from the $18.6 million and $2.8 million, respectively, reported during the three months ended September 30, 2002. In addition, the Company did not recognize any debt extinguishment income during the three months ended September 30, 2003 compared to the $1.1 million of such income recorded during the same three month period a year ago. The decrease in interest income was due primarily to the decline in discount accretion earned on lower average residual interest balances during the three months ended September 30, 2003 compared to the same period a year ago. To a lesser extent, the decline in interest income was due to the declines in the rates of interest earned on the Company’s loans held for sale in light of the current mortgage interest rate environment despite having higher average balances of loans held for sale during the three months ended September 30, 2003. The decline in loan servicing revenue during the three months ended September 30, 2003 was due to the 41.7% decrease in the Company’s portfolio of mortgage loans in securitization trusts serviced in-house during the three months ended September 30, 2003 from the same period a year ago.

   Expenses

        Total expenses during the three months ended September 30, 2003 increased $6.0 million, or 10.6%, to $62.8 million from $56.8 million of total expenses reported during the three months ended September 30, 2002. The increase in total expenses was attributable to increases of $6.8 million, $2.0 million and $1.3 million in personnel, general and administrative and production expenses, respectively, from levels reported during the three months ended September 30, 2002, partially offset by a decline of $4.1 million in interest expense during the three months ended September 30, 2003 from a year ago. The increase in personnel expense during the three months ended September 30, 2003 from a year ago was due primarily to increased commissions relative to the increase in the Company’s total loan production. General and administrative expenses increased during the three months ended September 30, 2003 over those in the same period a year ago due primarily to increases in miscellaneous, professional, corporate related insurance costs and occupancy expenses. The increase in production expense during the three months ended September 30, 2003 over a year ago is attributable to the increase during the September 2003 quarter in the Company’s total mortgage loan production over mortgage loan origination levels reported during the September 2002 quarter. Interest expense declined during the three months ended September 30, 2003 from the three months ended September 30, 2002 due to lower interest costs on the Company’s revolving warehouse and repurchase facilities despite increased average borrowings under the facilities during the September 2003 quarter when compared to such rates and average borrowings outstanding during the September 2002 quarter. Interest costs on the Company’s non-revolving borrowings also declined during the three months ended September 30, 3003 from the same period a year ago due to lower average balances outstanding and the rates charged on such borrowings.

Mortgage loan production

        During the three months ended September 30, 2003, the Company’s total mortgage loan production increased $343.9 million, or 29.8%, to $1.5 billion over the $1.2 billion of total mortgage loans originated during the three months ended June 30, 2003 and increased $528.3 million, or 54.5%, over the $969.2 million of total mortgage loans originated during the three months ended September 30, 2002. The increase in the Company’s total mortgage loan production during the three months ended September 30, 2003 over those reported during the three months ended June 30, 2003 and September 30, 2002 was due to a combination of realizing increased efficiencies in the retail branch network and the broker operations centers, increased demand for subprime mortgage loan products due to interest rate volatility in the prime mortgage market, and the continuation of a generally favorable mortgage interest rate environment.

   Retail Production

        The Company’s total retail loan production during the three months ended September 30, 2003 was $576.8 million, up $144.0 million, or 33.3%, over the $432.8 million of total retail loan production reported during the three months ended June 30, 2003, and an increase of $124.6 million, or 27.6%, over the $452.2 million of total retail loan production reported during the three months ended September 30, 2002. Loan origination through the Company’s retail branch network increased $106.4 million, or 30.3%, to $457.7 million during the three months ended September 30, 2003 over $351.3 million during the three months ended June 30, 2003, and increased $135.8 million, or 42.2%, over the $321.9 million reported during the three months ended September 30, 2002. Mortgage loan production through the National Loan Centers increased $37.6 million, or 46.2%, to $119.1 million during the three months ended September 30, 2003 over the $81.5 million during the three months ended June 30, 2003, but decreased $11.2, or 8.6%, million from the $130.3 million of such production during the three months ended September 30, 2002.

   Broker Production

        The Company’s total broker loan production during the three months ended September 30, 2003 was $920.6 million an increase of $199.9 million, or 27.7%, over the $720.7 million during the three months ended June 30, 2003, and a $403.7 million, or 78.1%, increase over the $516.9 million reported during the three months ended September 30, 2002. Of the total broker loan production during the three months ended September 30, 2003, mortgage loan origination volume through the Company’s regional broker operations centers was $751.7 million, up $137.9 million, or 22.5%, from the $613.8 million of mortgage loans produced through the broker network during the three months ended June 30, 2003, and up $286.5 million, or 61.6%, over the $465.2 million reported during the three months ended September 30, 2002. Broker loan production originated through telemarketing and the Internet was $168.9 million during the three months ended September 30, 2003, compared to $106.9 million and $51.8 million during the three months ended June 30, 2003 and September 30, 2002, respectively.

Loan dispositions and loan servicing

        During the three months ended September 30, 2003, the Company sold a total of $1.2 billion of mortgage loans, all of which were disposed in whole loan sales for cash. During the three months ended June 30, 2003 and September 30, 2002, the Company sold a total of $1.2 billion and $920.7 million, respectively, all of which were in the form of whole loan sales for cash.

        At September 30, 2003, June 30, 2003 and September 30, 2002, the Company’s total servicing portfolio was $2.3 billion, $1.7 billion, $2.3 billion, respectively. The Company’s servicing portfolio at September 30, 2003 and June 30, 2003 included $1.6 billion and $911.0 million of loans serviced on an interim basis, consisting of loans held for sale loans and loans sold where servicing has not yet been transferred.

        However, the Company’s portfolio of mortgage loans in securitization trusts serviced in-house declined to $622.0 million at September 30, 2003 from $741.0 million at June 30, 2003. The decline in the Company’s portfolio of mortgage loans in securitization trusts serviced in-house at September 30, 2003 from a year ago is due to normal amortization and prepayments, the disposition of all loans on a servicing released basis and the Company’s prior calls, in its role as servicer, of securitization trusts. Moreover, as a result of the November Trust Call, the Company’s portfolio of mortgage loans in securitization trusts decreased by an additional $274.8 million on November 12, 2003.

        Aames Financial Corporation is a leading home equity lender, and at September 30, 2003 operated 91 retail branches, four regional broker operations centers and two National Loan Centers throughout the United States.

        For more information, contact either Mr. Ronald J. Nicolas, Jr., Executive Vice President and Chief financial Officer or Jon D. Van Deuren, Senior Vice President, Finance and Chief Accounting Officer in the Company's Investor Relations Department at (323) 210-5311 or at info@aamescorp.com via email.

        Additional information may also be obtained by visiting www.aames.net, the Company’s website.

        From time to time the Company may publish forward-looking statements relating to such matters as anticipated financial performance, business prospects and similar matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause the Company’s actual results and experience to differ materially from the anticipated results or other expectations expressed in the Company’s forward-looking statements. The risks and uncertainties that may affect the operations, performance and results of the Company’s business include the following: increases in mortgage lending interest rates; adverse changes in the secondary market for mortgage loans; decline in real estate values; decreases in earnings from the Company calling securitization trusts; limited cash flow to fund operations; dependence on short-term financing facilities; obligations to repurchase mortgage loans and indemnify investors; concentration of operations in California, Florida and Texas; extensive government regulation; concentrated ownership of the Company’ by a single stockholder; losses in securitization trusts; and intense competition in the mortgage lending industry. For a more complete discussion of these risks and uncertainties, see “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations — Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended June 30, 2003 and subsequent filings by the Company with the United States Securities and Exchange Commission.

Financial Tables and Supplementary Information Follow

AAMES FINANCIAL CORPORATION and SUBSIDIARIES
Condensed consolidated financial statements
(In thousands, except per share data)

Condensed Consolidated Balance Sheets	September 30,	June 30,
	2003	2003
	(Unaudited)	(Audited)

Cash and cash equivalents	$ 14,322	$ 23,860
Loans held for sale, at lower of cost or market	752,838	401,001
Advances and other receivables	40,789	41,315
Residual interests, at estimated fair value	115,794	129,232
Deferred income taxes	14,748	-
Other assets	25,161	26,604

Total assets	$ 963,652	$ 622,012

Borrowings	$ 125,240	$ 138,512
Revolving warehouse and repurchase facilities	671,348	343,675
Accrued dividends on convertible preferred stock	54,710	51,232
Other liabilities	34,191	35,619

Total liabilities	885,489	569,038
Stockholders' equity	78,163	52,974

Total liabilities and stockholders' equity	$ 963,652	$ 622,012

CONDENSED CONSOLIDATED INCOME STATEMENTS	Three Months Ended
	September 30,
	2003	2002
	(Unaudited)
Revenue:
Gain on sale of loans	$ 39,521	$ 31,532
Origination fees	16,440	13,375
Loan servicing	2,000	2,755
Debt extinguishment income	-	1,087
Interest	15,279	18,614

Total revenue	73,240	67,363

Expenses:
Personnel	38,029	31,222
Production	7,427	6,163
General and administrative	12,652	10,677
Interest	4,662	8,769

	62,770	56,831

Income before income taxes	10,470	10,532
Provision (benefit) for income taxes	(18,193)	618

Net income	$ 28,663	$ 9,914

Net income to common shareholders
Basic	$ 25,185	$ 6,091

Diluted	$ 29,548	$ 11,481

Net income per common share:
Basic	$ 3.66	$ 0.94

Diluted	$ 0.28	$ 0.12

Weighted average number of
common shares outstanding:
Basic	6,877	6,483

Diluted	103,724	93,488

AAMES FINANCIAL CORPORATION and SUBSIDIARIES
Supplemental Information

The following table sets forth information regarding basic and diluted net income to common stockholders and basic and diluted net income per common share for the three months ended September 30, 2003 and 2002
(amounts in thousands, except per share data):

	Three Months Ended September 30,
	2003	2002

Basic net income per common share:
Net income	$ 28,663	$ 9,914
Less: Accrued dividends on Series B, C and D Convertible
Preferred Stock	(3,478)	(3,823)

Basic net income to common stockholders	$ 25,185	$ 6,091

Basic weighted average number of common shares outstanding	6,877	6,483

Basic net income per common share	$ 3.66	$ 0.94

Diluted net income per common share:
Basic net income to common stockholders	$ 25,185	$ 6,091
Plus: Accrued dividends on Series B, C and D Convertible
Preferred Stock	3,478	3,823
Interest on 5.5% Convertible Preferred Debentures	885	1,567

Diluted net income to common stockholders	$ 29,548	$ 11,481

Basic weighted average number of common shares outstanding	6,877	6,483
Plus incremental shares from:
Assumed conversion of:
Series B, C and D Convertible Preferred Stock	85,439	85,547
5.5% Convertible Subordinated Debentures	824	1,458
Assumed exercise of:
Warrants	3,178	--
Common stock options	7,406	--

Diluted weighted average number of common shares outstanding	103,724	93,488

Diluted net income per common share	0.28	0.12

AAMES FINANCIAL CORPORATION and SUBSIDIARIES
Supplemental Information

MORTGAGE LOAN PRODUCTION:

	Three Months Ended
	September 30,		June 30,
	2003	2002	2003
	(In Thousands)
Broker:
Regional broker operations centers (1)	$ 751,678	$465,164	$ 613,802
Internet and Telemarketing	168,917	51,780	106,929

Total broker production	920,595	516,944	720,731

Retail:
Branch office network	$ 457,706	321,915	351,272
Internet	119,108	130,299	81,490

Total retail production	576,814	452,214	432,762

Total mortgage loan production	$1,497,409	$969,158	$1,153,493

(1)	Includes the purchase of closed loans on a flow basis from correspondents of $3.9 million and $3.4 million during the three months ended September 30, 2003 and 2002, respectively, and $8.9 million during the three months ended June 30, 2003.

LOAN DISPOSTIONS
(In Thousands)
	Three Months Ended
	September 30,		June 30,
	2003	2002	2003
	(In Thousands)

Whole loan sales	$ 1,186,157	$ 920,704	$ 1,158,909

LOAN SERVICING:
	At
	September 30,		June 30,
	2003	2002	2003
	(In millions)

Mortgage loans serviced:
Loans serviced on an interim basis	$ 1,641.0	$ 1,105.0	$ 911.0
Loans in securitization trusts	622.0	1,067.0	741.0

Serviced in-house	2,263.0	2,172.0	1,652.0
Loans serviced by others	79.0	114.0	88.0

Total servicing portfolio	$ 2,342.0	$ 2,286.0	$ 1,740.0

Percentage serviced in-house	96.6%	95.0%	94.9%